Exhibit 4.1

DESCRIPTION OF SECURITIES

The following summary description is based on the provisions of our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), our Amended and Restated Bylaws, (the “Bylaws”), and the applicable provisions of the Florida Business Corporation Act (the “Act”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Articles of Incorporation, our Bylaws and the Act. Our Articles of Incorporation and our Bylaws are filed as exhibits to our previous Annual Reports on Form 10-K.

General

Our authorized capital stock consists of 502,000,000 shares, consisting of 500,000,000 shares of common stock, no par value, 123,156,941 of which are currently outstanding, and 2,000,000 shares of preferred stock, no par value, 20 of which are currently outstanding. Only our shares of common stock are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action other than the election of directors shall be authorized by a majority of the votes cast, except where the Act prescribes a different percentage of votes and/or exercise of voting power.

Dividend Rights

Subject to the rights of the holders of preferred stock, the holders of outstanding common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and shares of our common stock are not convertible or redeemable.

Right to Receive Liquidation Distributions

Subject to the rights of the holders of preferred stock, upon our dissolution, liquidation or winding-up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock.